UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2016

The Williams Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-4174	73-0569878
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Williams Center, Tulsa, Oklahoma		74172
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 918-573-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On April 18, 2016, Energy Transfer Corp LP (“ETC”), an affiliate of Energy Transfer Equity, L.P. (“ETE”), filed with the Securities and Exchange Commission (the “SEC”) an amendment to its Registration Statement on Form S-4 (the “Registration Statement”) relating to the proposed merger with The Williams Companies, Inc. (“Williams”). The section of the Registration Statement titled “Summary—Recent Developments” contains certain updated financial and other information relating to ETC, ETE and the merger, including, among other things, (i) forecasted consolidated EBITDA, total cash available for distribution and distributions per common share of ETC for the years ending December 31, 2016, 2017 and 2018 (the “forecast period”), (ii) forecasted unconsolidated and consolidated leverage ratios for ETE for the forecast period and (iii) disclosure that if the closing of the merger were to occur as of the date of the proxy statement/prospectus, Latham & Watkins LLP would be unable to deliver to ETC and Williams its tax opinion to the effect that the contribution of Williams’ assets and liabilities to ETE and the ETE’s issuance of Class E units to ETC should qualify as an exchange to which Section 721(a) of the Internal Revenue Code applies (the “721 Opinion”). After conferring with its legal advisors, Williams disagrees with this position on the 721 Opinion. ETE and Williams are currently discussing the matter and the impact that it may have on the closing of the merger.

Also on April 18, 2016, ETE has issued a Current Report on Form 8-K stating that the receipt by ETC and Williams of the 721 Opinion is one of the conditions to the closing of the merger and that ETE believes that there is a substantial risk that the condition will not be satisfied. Williams disagrees that there is a risk that this condition will not be satisfied.

Pursuant to the requirements of the Securities Exchange Act of 1934, Williams has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WILLIAMS COMPANIES, INC.

Date: April 18, 2016	/s/ Sarah C. Miller
Name: Sarah C. Miller
Title: Senior Vice President, General Counsel and Corporate Secretary

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